Exhibit 99.(k)(9)

AMENDMENT 6

This Amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of August 19, 2022 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Services Agreement among SS&C, each of the Existing Funds listed in Schedule C and Investment Manager dated July 15, 2019, as amended or restated from time to time.
“SS&C”	SS&C Technologies, Inc. (“SS&C Tech”) DST Asset Manager Solutions, Inc. (“SS&C DST”) ALPS Fund Services, Inc. (“SS&C ALPS”)
“Funds”

CPG Cooper Square International Equity Fund, LLC

CPG Carlyle Commitments Fund, LLC

CPG Carlyle Commitments Master Fund, LLC

CPG Vintage Access Fund, LLC

CPG Vintage Access Fund III, LLC

CPG Vintage Access Fund IV, LLC

CPG Vintage Access Fund V, LLC

“Investment Manager”	Central Park Advisers, LLC

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments to Schedule A and Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

SS&C Technologies, Inc.		Central Park Advisers, LLC
DST Asset Manager Solutions, Inc.
ALPS Fund Services, Inc.

By:	/s/ Kenneth Fullerton	By:	/s/ Michael Mascis

Name:	Kenneth Fullerton	Name:	Michael Mascis

Title:	Authorized Signatory	Title:	Authorized Signatory

CPG Carlyle Commitments Master Fund, LLC		CPG Carlyle Commitments Fund, LLC

By:	/s/ Michael Mascis	By:	/s/ Michael Mascis

Name:	Michael Mascis	Name:	Michael Mascis

Title:	Principal Accounting Officer	Title:	Principal Accounting Officer

CPG Vintage Access Fund, LLC		CPG Vintage Access Fund III, LLC

By:	/s/ Michael Mascis	By:	/s/ Michael Mascis

Name:	Michael Mascis	Name:	Michael Mascis

Title:	Principal Accounting Officer	Title:	Principal Accounting Officer

CPG Vintage Access Fund IV, LLC		CPG Vintage Access Fund V, LLC

By:	/s/ Michael Mascis	By:	/s/ Michael Mascis

Name:	Michael Mascis	Name:	Michael Mascis

Title:	Principal Accounting Officer	Title:	Principal Accounting Officer

CPG Cooper Square International Equity, LLC

By:	/s/ Michael Mascis

Name:	Michael Mascis

Title:	Principal Accounting Officer

Schedule A to this Amendment
Amendments

As of the Effective Date, the Existing Agreement is amended as follows:

1.	The Investment Manager requests that SS&C Tech perform certain services pursuant to new services added to the Existing Agreement under Schedule A, Section D for the CPG Cooper Square International Equity, LLC Fund.

2.	Section 2.2 of the Existing Agreement is deleted in its entirety and replaced with:

In consideration for the services to be performed hereunder by SS&C Tech, each Fund shall pay SS&C Tech the fees set forth in the fee letter (the “Fee Letter”), which may be amended from time to time. The Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement.

3.	Schedule A – Services, of the Existing Agreement is deleted in its entirety and replaced by Schedule A attached hereto.

4.	Schedule B – Fees and Expenses, of the Existing Agreement is deleted in its entirety and replaced with “[Reserved]”.

5.	Any reference to “Schedule B – Fees and Expenses” throughout the Existing Agreement are hereby replaced with “Fee Letter”.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signature so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed with the laws of the same jurisdiction as the Existing Agreement.

Schedule A
Services

A.	General

1.	As used in this Schedule A, the following additional terms have the following meanings:

(i)	“Blue Sky” shall mean the various statutes and regulations of the states, District of Columbia, Puerto Rico, and the United States Virgin Islands governing the offer and sales of mutual funds and the related compliance services.

(ii)	“Form D” shall mean the Securities and Exchange Commission Form D.

(iii)	“Form DIA” shall mean an amendment to the Securities and Exchange Commission Form D.

(iv)	“investor” or “securityholder” means an equity owner in a Fund, whether a limited liability company interest holder in a limited liability company, a shareholder in. a company, a partner in a partnership, a unitholder in a trust or otherwise. A “prospective investor” means an applicant to become an investor.

(v)	“Sales Feed” shall mean a data file in industry standard format sent by a third party.

2.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.	Each Fund and Investment Manager acknowledge that SS&C’s ability to perform the Services is subject to the following dependencies:

(i)	Fund, Investment Manager and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for the SS&C to provide the Services providing coopeřation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by each Fund, Investment Manager and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C Associates in connection with the Services by any Person.

(iv)	A Fund and Investment Manager informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by a Fund or Investment Manager under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)	SS&C’s timely receipt of the then most current version of each Fund’s Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C Web Portal and other application User information.

4.	Each Fund acknowledges that SS&C may rely on information provided by the Fund’s custodian, underlying portfolio funds, and other Fund service providers in order to validate the existence of assets reported by the Fund, Investment Manager, the Fund’s custodian or other Fund service provider. Each Fund acknowledges that it is the sole responsibility of the Fund to validate the existence of assets reported to SS&C. SS&C may rely, and has no duty to investigate the representations of the underlying portfolio funds, a Fund, Investment Manager, a Fund’s custodian or other Fund service provider.

5.	SS&C ALPS shall utilize one or more pricing services, as directed by Fund or the Investment Manager, its valuation designee. The Fund or Investment Manager shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of Fund. For those securities where prices are not provided by the pricing service(s), Fund or Investment Manager shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with’ such method and shall deliver to SS&C ALPS the resulting price(s). In the event Fund or Investment Manager desires to provide a price that varies from the price provided by the pricing service(s), Fund or Investment Manager, as applicable, shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date. All pricing changes made by Fund or Investment Manager will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

6.	Notwithstanding anything in the Existing Agreement to the contrary, SS&C Tech is responsible for providing the Services listed in Schedule A Section B “Private Equity Fund Accounting and Administration,” Section D “Regulatory Services – Rule 18f-4” and Section F “Blue Sky Filings”, SS&C ALPS is responsible for providing the Services listed under Section C “Registered Fund Services”; and SS&C DST is responsible for providing all other Services.

7.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by Fund and Investment Manager of the duties and obligations listed.

B.	Private Equity Fund Accounting and Administration

1.	Load and reconcile historical data as agreed between SS&C and each Fund.

2.	Maintain the general ledger and source journals with respect to each Fund’s investment portfolio.

3.	Prepare and review Fund bank account reconciliations on a monthly basis, with respect to each Fund’s investment portfolio.

4.	Prepare and provide a weekly cash flow analysis report.

5.	Record the following transactions/items: (i) investment transactions (e.g., contributions, distributions, purchases, and sales), (ii) investment income, (iii) fair value adjustments, and (iv) interest and dividend income.

6.	Calculate total return, IRRs and multiples of capital calculations over various periods as directed by a Fund.

7.	Document capture and analysis -- valuations of underlying investment portfolio (in coordination with Investment Manager):

(i)	Manage investment-related cash processing for capital calls and distributions to/from underlying funds and co-investments, as well as direct investments.

(ii)	Capture valuations (e.g., capital account statements and financial statements) provided by underlying portfolio holdings.

(iii)	Track commitments and remaining commitments for each Fund’s investment portfolio.

(iv)	Prepare roll forwards of investment valuations.

(v)	Prepare client-specific adjustments to valuations, based on Fund and Valuation Committee accounting policies and valuation methodologies.

(vi)	Participate, when requested, in Valuation Committee meetings as a non-voting member.

8.	Document capture and analysis -- taxable income from underlying investment portfolio (in coordination with Investment Manager):

(i)	Tax related documentation (e.g., 1099s or K-1 for Master Fund).

(ii)	Analysis of distribution proceeds from underlying investment portfolio.

(iii)	Support for annual dividend/tax-basis distribution for each Fund (if applicable).

9.	Prepare monthly work paper packages.

10.	Support the annual Fund audit, including establishing timelines for SS&C deliverables, and answering questions as appropriate. Support the production of each Fund’s draft annual financial statements and accompanying materials.

(i)	Each Fund shall (a) provide information to SS&C to complete the financial statement schedules and notes to the financial statements if SS&C is preparing such notes, (for matters such as risk management disclosures), (b) assist and guide SS&C with determining industry, geographic and other descriptions and classification of assets, (c) provide such other information and assistance as SS&C may reasonably request related to the preparation and audit of the financial statements or related schedules, as appropriate, and (d) approve all information prepared on behalf of the Fund and provided to the auditor.

(ii)	Notwithstanding anything in this Agreement to the contrary, a Fund has ultimate authority over and responsibility for its financial statements.

11.	Provide Investment Manager online access to a portal with read-only access to the portfolio accounting modules.

C.	Registered Fund Services:

1.	The following Services will be performed by SS&C ALPS under this Agreement and, as applicable, are contingent on the performance by Fund of its duties and obligations otherwise contained in this Agreement.

Fund Administration

(i)	Prepare annual and semi-annual financial statements, utilizing templates for standard layout and printing.

(ii)	Assist with the coordination and preparation of Forms N-PORT, N-CEN, N-CSR and N-PX for review by Fund Management.

(iii)	Provide facilities, information and personnel, as necessary, to accommodate annual audits with the Funds’ independent accountants, or examinations conducted by the Securities and Exchange Commission or other regulatory authorities.

(iv)	Calculate monthly SEC standardized total return performance figures.

(v)	Provide assistance to the Funds related to quarterly Board of Directors meetings by preparing board reports regarding services provided by SS&C Tech, as requested by the Funds.

(vi)	Monitor expense ratios.

(vii)	Monitor the Funds’ expense accruals by establishing expense budgets and comparing expense accruals on a periodic basis to actual expenses paid.

(viii)	Manage Fund invoice approval and bill payment process.

(ix)	Assist with placement of Fidelity Bond and E&O insurance policies:

(x)	Report performance and other Fund information to outside reporting agencies as directed by the Funds.

(xi)	Prepare and distribute 19a-1 statements as required.

Fund Accounting

(i)	Calculate monthly or quarterly NAVs as required by each Fund and in conformance with generally accepted accounting principles (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code.

(ii)	Transmit net asset values to Investment Manager other third parties.

(iii)	Reconcile cash and investment balances with the custodian.

(iv)	Provide data and reports to support preparation of financial statements and filings.

(v)	Prepare required Fund Accounting records in accordance with the 1940 Act.

(vi)	Obtain and apply security valuations as directed and determined by each Fund consistent with the Fund’s pricing and valuation policies.

(vii)	Participate, when requested, in Valuation Committee meetings as a non-voting member.

(viii)	Assist with the preparation and filing of Form N-PORT.

Tax Administration

(i)	On a quarterly basis, provide Subchapter M asset diversification testing.

(ii)	On an annual basis, provide Subchapter M gross income testing.

Legal Administration

(i)	Assist with the coordination and preparation of Forms N-PORT, N-CEN, N-CSR and N-PX for review by Fund Management.

(ii)	Coordinate EDGARization and filing of SEC documents.

(iii)	Coordinate shareholder proxy filings and mailing process, as requested by the Funds.

(iv)	Prepare, compile and distribute quarterly board meeting materials.

Compliance Administration

(i)	Perform testing for compliance with: (i) the investment objective and certain policies and restrictions as disclosed in each Fund’s offering documents; and (ii) applicable Law (collectively, “Portfolio Compliance”) (post-trade, monthly) to test the Fund’s Portfolio. Compliance. (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between SS&C ALPS and the Fund.

(ii)	Provide warning/Alert notification with supporting documentation.

(iii)	Report violations, if any, to a Fund and the Fund’s CCO as promptly as practicable following discovery.

(iv)	Provide quarterly compliance testing certification to Fund, CCO and Board of Directors.

2.	SS&C ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by SS&C ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by SS&C ALPS is limited by the information contained in the fund accounting source reports and supplemental data from third-party sources. The Fund agrees and acknowledges that SS&C ALPS’ performance of the Portfolio Compliance Testing shall not relieve the Fund or Investment Manager of their primary day-to-day responsibility for assuring such Portfolio Compliance and SS&C ALPS shall not be held liable for any act or omission of a Fund or Investment Manager (or any other Party) as applicable, with respect to Portfolio Compliance.

D.	Regulatory Services - Rule 18f-4 (Services provided only for the CPG Cooper Square International Equity Fund):

(i)	Extract fund and benchmark related data from portfolio accounting platform and send to risk engine for analytic processing in connection with Rule 18f-4.

(ii)	Process fund and benchmark related data once per day to provide daily relative or absolute value-at-risk (“VaR”) testing reports to the advisor to assist in monitoring of Rule 18f-4 requirements.

(iii)	Provide daily stress test results with conditional, historical and deterministic stress as required by Rule 18f-4.

(iv)	Provide monthly automated data feed from risk engine of N-PORT required data points related to Rule 18f-4 into N-PORT reporting platform.

(v)	Additional services, if any, requested by the Board or required to comply with Rule 18f-4 shall be mutually agreed upon between the Parties in writing.

E.	Transfer Agency and Investor Relations

1.	SS&C, utilizing TA2000TM, its computerized data processing system for securityholder accounting (the “TA2000 System”), will perform the following services:

(i)	Issue (including countersigning), transfer and redeem book entry units or cancel unit certificates as applicable.

(ii)	Maintain securityholder accounts. on the records of each Fund on the TA2000 System in accordance with the instructions and information received by SS&C from the Fund, Investment Manager, the Fund’s distributor, the Fund’s custodian or any other person whom the Fund names in writing to SS&C (each an “Authorized Person”), broker-dealers or securityholders.

(iii)	When and if a Fund participates in the Depository Trust Clearing Corporation (“DTCC”), and to the extent SS&C supports the functionality of the applicable DTCC program (i.e., Networking, Fund Serv, each, the “Program”), SS&C will:

(a)	Accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of units in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the dealer file maintained by SS&C.

(b)	Issue instructions to the Fund’s banks for the settlement of transactions between the Fund and DTCC (acting on behalf of its broker-dealer and bank participants).

(iv)	Provide account and transaction information from each affected Fund’s records on TA2000 in accordance with the applicable Program’s rules.

(v)	Maintain securityholder accounts on TA2000 through the Programs.

(vi)	Provide transaction journals.

(vii)	Prepare securityholder meeting lists for use in connection with the securityholder meetings and certify a copy of such list.

(viii)	Withhold, as required by federal law, taxes on securityholder accounts, perform and pay backup withholding as required for all securityholders, and prepare, file and provide, in electronic format, the applicable U.S. Treasury Department information returns or 1099 data file, as applicable, to each Fund’s vendor of choice.

(ix)	Disburse income dividends and capital gains distributions to securityholders and record reinvestment of dividends and distributions in units of the Fund.

(x)	Provide or make available on-line daily and monthly reports as provided by the TA2000 System and as requested by a Fund or Investment Manager.

(xi)	Maintain those records necessary to carry out SS&C’s duties hereunder, including all information reasonably required by a Fund to account for all transactions on TA2000 in the Fund units.

(xii)	Calculate the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of Fund units as instructed by an Authorized Person, determine the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C by the Fund’s distributor or any other Authorized Person from time to time, disburse dealer commissions collected to such dealers, determine the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer.

(xiii)	Receive correspondence pertaining to any former, existing or new securityholder account, process such correspondence for proper recordkeeping, and respond promptly to securityholder correspondence.

(xiv)	Process, generally on the date of receipt, purchases, or instructions, as applicable, to settle any mail or wire order purchases received in proper order. Process requests received in proper order for repurchase or tender events in the frequency as set forth in the offering documents or filing, and reject promptly any requests not received in proper order (as defined by an Authorized Person).

(xv)	Provide to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of units of the Fund on TA2000. For clarification, with respect to obligations, the Fund is responsible for any registration or filing with a Governmental Authority or obtaining approval from such body required for the sale of units of the Fund in each jurisdiction in which it is sold. SS&C’s sole obligation is to provide the Fund access to the Blue Sky module of TA2000 with respect to purchases of units of the Fund on TA2000. It is the Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C, to ensure accuracy. SS&C is not responsible in any way for Claims that the sale of units of the Fund violated any such requirement (unless such violation results from a failure of the SS&C Blue Sky module to notify the Fund that such sales do not comply with the parameters set by the Fund for sales to residents of a given state).

(xvi)	Provide to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000.

2.	At the request of an Authorized Person, SS&C shall use reasonable efforts to provide the services set forth in this Section D of Schedule A in connection with transactions (i) the processing of which transactions require SS&C to use methods and procedures other than those usually employed by SS&C to perform securityholder servicing agent services, (ii) involving the provision of information to SS&C after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions, (the “Exception Services”).

3.	SS&C shall use commercially reasonable efforts to provide, reasonably promptly under the circumstances, the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in a Fund’s instructions, offering documents or application as amended from time to time, for the Fund provided (i) SS&C is advised in advance by the Fund of any changes therein and (ii) the TA2000 System and the mode of operations utilized by SS&C as then constituted supports such additional functions and features. If any addition to, improvement of or change in the features and functions currently provided by the TA2000 System or the operations as requested by a Fund requires an enhancement or modification to the TA2000 System or to operations as presently conducted by SS&C, SS&C shall not be liable therefore until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C’s cost of performing the services required hereunder at the current level of service, SS&C shall advise a Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, SS&C shall be entitled to increase its fees by the amount of the increase in costs. In no event shall SS&C be responsible for or liable to provide any additional function, feature, improvement or change in method of operation until it has consented thereto in writing.

4.	The Parties agree that - to the extent that SS&C provides any Services under the Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section D.1 (vii) - it is the parties’ mutual intent that SS&C will provide only printing, reproducing, and other mechanical assistance to the Fund and that SS&C will not make any judgments or exercise any discretion of any kind, and particularly that SS&C will not make any judgments or exercise any discretion in: (1) determining generally the actions that are required in connection with such compliance or determining generally when such compliance has been achieved; (2) determining the amounts of taxes that should be withheld on securityholder accounts (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund); (3) determining the amounts that should be reported in or on any specific box or line of any tax form (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund which among other things identify the specific boxes and lines into which amounts calculated by SS&C are to be placed); (4) classifying the status of securityholders and securityholder accounts under applicable tax law (except to the extent of following express instructions regarding such classification provided by the Fund); and (5) paying withholding and other taxes, except pursuant to the express instructions of the Fund. The Fund agrees that it will provide express and comprehensive instructions to SS&C in connection with all of the services that are to be provided by SS&C under the Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law (including without limitation the services described in Section D.1(viii)), including promptly providing responses to requests for direction that may be made from time to time by SS&C of the Fund in this regard.

5.	Each Fund instructs and authorizes SS&C to provide the Services as set forth in the Agreement in connection with transactions on behalf of certain Individual Retirement (“IRA”) accounts (“IRA Accounts”) featuring each Fund made available by each Fund, and offered through SS&C’s IRA custodial offering where SS&C acts as service provider. Each Fund acknowledges and agrees that as part of such Services, SS&C will act as service provider to the custodian for such IRA Accounts.

(i)	Each Fund agrees that SS&C will perform the following functions, among others, with respect to the IRA Accounts:

(a)	securityholder recordkeeping;

(b)	account servicing (including returning securityholders’ initial principal investment if requested pursuant to the 7-day right of revocation as allowed per statutory regulations);

(c)	receipt of securityholder monies within each Fund universal bank account;

(d)	movement of securityholder money to either each Fund or custodian cash positions;

(e)	payment, dividend disbursement and bank account reconciliation;

(f)	preparing, providing in electronic format a file to each Fund’s print vendor of choice, and filing all tax reports, information returns and other documents required by the Internal Revenue Code of 1986, as amended, with respect to IRA Accounts and withholding and submitting all taxes relating to such accounts;

(g)	providing all securityholder notices and other information which the Custodian provides with regard to the IRA Accounts under applicable federal and state laws;

(h)	providing reasonable assistance to each Fund to complete a block transfer of the securityholders’ custodial accounts to a successor custodian, in the event the custodian resigns as custodian for the securityholders (subject to recompense of SS&C for such assistance at its standard rates and fees for personnel then in effect at that time);

(i)	solicitation and processing of securityholder paid custodial fees; and

(J)	processing of annual custodian maintenance fees from cash or reinvested distributions.

(ii)	In connection with providing Services for the IRA Accounts, each Fund hereby authorizes SS&C, acting as agent for each Fund: (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) into which SS&C shall deposit each Fund’s funds SS&C receives for payment of dividends, distributions, purchases of each Fund units, redemptions of each Fund units, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C on behalf of each Fund and the IRA securityholders provided for in the Agreement; (2) move money to either each Fund or custodian cash positions per securityholder instructions, to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such instructions were provided to SS&C, and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C’s obligations under the Agreement with respect to the IRA Accounts. SS&C, acting as agent for each Fund, is also hereby authorized to execute on behalf and in the name of each Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C to utilize to accomplish the purposes of this Section. In each of the foregoing situations, SS&C shall not be liable for any Losses arising out of or resulting from errors or omissions of the Bank provided, however, that SS&C shall have acted in good faith, with due diligence and without gross negligence.

(iii)	Representations, Warranties and Covenants. SS&C hereby represents, warrants and covenants that:

(a)	Any cash account maintained at any Bank for the IRA Accounts shall be insured in an amount equal to the maximum deposit insurance amount maintained by the Federal Deposit Insurance Corporation limits per securityholder;

(b)	Any agreement between SS&C and any entity retained to serve as custodian for the IRA Accounts shall provide that such custodian may not terminate such agreement (or otherwise resign as custodian of the IRA Accounts) without providing at least ninety (90) days’ prior written notice to SS&C except if the termination is for cause, in which event ten (10) days’ prior written notice is required; and

(c)	In the event that the custodian (or any successor custodian for the IRA Accounts) terminates the custodial agreement with SS&C (or otherwise resigns as custodian of the IRA Accounts), SS&C shall: (i) provide prompt notice to each Fund regarding such termination or resignation, and (ii) use its reasonable best efforts to find a successor custodian.

(iv)	Investment Authority: No Fiduciary. In no event shall a Fund (i) have or exercise any discretionary authority or discretionary control whatsoever respecting the management or any assets in any IRA Account or any authority or control respecting the disposition of any assets of the IRA Account; (ii) render or have authority or responsibility to render investment advice with respect to any monies or other property of any IRA Account; or (iii) have or exercise any discretionary authority or discretionary responsibility in the administration of any IRA Account In no event shall a Fund be deemed to be a “fiduciary” as defined in the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Code with respect to any assets or property of any IRA.

6.	If applicable, SS&C will make original issues of Fund units, or if Fund units are certificated, certificates upon written request of an officer of the Fund and upon being furnished with a certified copy of a resolution of the board of directors authorizing such original issue, evidence regarding the value of the units, and necessary funds for the payment of any original issue tax.

7.	Upon receipt of a Fund’s written request, SS&C shall provide transmissions of shareholder activity to the print vendor selected by the Fund.

8.	Each Fund’s Obligations.

(i)	The Fund will promptly provide SS&C DST and S&C ALPS written notice of any change in the Authorized Personnel.

(ii)	If at any time the Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund’s units, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund’s units, the Fund will give prompt notice thereof to SS&C.

(iii)	The Fund shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with the affected Fund or (ii) third party administrators of group retirement or annuity plans, unless the Fund either (A) provides SS&C with a minimum of twelve (12) months’ notice before the accounts are deconverted from SS&C, or (B), if twelve (12) months’ notice is not possible, Fund shall compensate SS&C by paying a one-time termination fee equal to $ per deconverted account per month for every month short of the twelve (12) months’ notice in connection with each such deconversion.

9.	Compliance.

(i)	In connection with performing the services under the Agreement, SS&C is responsible for the requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of securityholder accounts, transfers, redemptions and other securityholder account transactions, all in conformance with SS&C’s present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, Compliance + and Identity Theft Programs and Signature Guarantee Procedures (collectively the “Procedures”) with such changes or deviations therefrom as may be from time to time required or approved by the Fund, its investment adviser or managing dealer, or its or SS&C’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable offering documents or the Procedures.

(ii)	SS&C shall assist the Fund to fulfill certain of its responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, the Red Flags Regulations promulgated jointly by the Office of the Comptroller of the Currency, Treasury; Board of Governors of the Federal Reserve System; Federal Deposit Insurance Corporation; Office of Thrift Supervision, Treasury; National Credit Union Administration; and Federal Trade Commission implementing Section 114 of the Fair and Accurate Credit Transactions Act of 2003 (“FACT Act”) and final rules implementing Section 315 of the FACT Act, and the applicable federal securities laws (collectively the “Reform Regulations”), by complying with Compliance +TM, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance+ Program”), a copy of which has hitherto been made available to each Fund. These business processes are anti-money laundering, identity theft, red flag reporting, certificate processing, correspondence processing, fingerprinting, lost securityholder processing, reconciliation and control, transaction processing, transfer agent administration and safeguarding fund assets and securities. SS&C reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. SS&C shall provide you with written notice of any such changes.

(iii)	SS&C shall (i) perform the procedures set forth in the Compliance+ Program, as amended by SS&C from time to time, which pertain to SS&C’s performance of those transfer agency services in accordance with the terms and conditions set forth in the Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that SS&C’s employees act in accordance with the Compliance + Program, and (iii) provide the Fund with written notice of any material changes made to the Program as attached hereto.

(iv)	Notwithstanding the foregoing, SS&C’s obligations shall be solely as are set forth in this Section and in the Compliance+ Program, as amended, and any of obligations under the Reform Regulations that SS&C has not agreed to perform on the Fund’s behalf under the Compliance+ Program or under the Agreement shall remain the Fund’s sole obligation.

10.	Bank Accounts.

(i)	SS&C, acting as agent for the Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, each Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the applicable bank (the “Bank”) on the maximum liability of such Banks), into which SS&C shall deposit the funds SS&C receives for payment of dividends, distributions, purchases of Fund units, redemptions of Fund units, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C on behalf of a Fund provided for in the Agreement, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C, and (3) to establish, to implement and to transact Fund business through Automated Clearinghouse (“ACH”), draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C’s obligations under the Agreement. SS&C, acting as agent for each Fund, is also hereby authorized to execute on behalf and in the name of such Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C to utilize to accomplish the purposes of the Agreement. In each of the foregoing situations the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement and SS&C shall not be personally liable on such agreements, but SS&C’s liability shall be judged under the standards set forth in the Agreement. SS&C shall not be liable for any Losses arising out of or resulting from errors or omissions of the Bank provided, however, that SS&C shall have acted in good faith, and with due diligence and without gross negligence.

(ii)	SS&C is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

11.	SS&C will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 3 la-1 under the 1940 Act, if any. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

(i)	Annual purges by August 31: SS&C and the Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject the Fund to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Schedule B.

(ii)	Purge criteria: In order to avoid the Aged History Retention fees, history data for. regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January I of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

(iii)	Purged history retention options (entail an additional fee): For the additional fees set forth on the Fee Letter, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

12.	SS&C may send periodically to the Fund, as may be requested by an officer or agent of the Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Fund under and in accordance with the requirements of Section 17Ad-7 adopted under the 1934 Act, including by way of example and not limitation Section 17Ad-7(g) thereof. Such materials will not be destroyed by the Fund without the consent of SS&C (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

13.	The Fund or its designated agents other than SS&C may assume certain duties and responsibilities of SS&C or those services of Agent as those terms are referred to in this Schedule A including but not limited to answering and responding to telephone inquiries from securityholders and brokers, accepting securityholder and broker instructions (either or both oral and written) and transmitting orders based on such instructions to SS&C, preparing and providing in electronic format, to Fund’s print vendor of choice, confirmations, obtaining certified TIN numbers, classifying the status of securityholders and securityholder accounts under applicable tax law, establishing securityholder accounts on the TA2000 System and assigning social codes and Taxpayer Identification Number codes thereof, and disbursing monies, of the Fund, said assumption to be embodied in writing to be signed by both Parties.

F.	Blue Sky Filings

1.	Upon request and with at least 60 days’ prior written notice by Investment Manager, with respect to any particular Fund, SS&C DST will provide the Investment Manager with Blue Sky services, which will include the following:

(i)	Coordinate the conversion, including any and all related state filings, from the Investment Manager’s existing Blue Sky service provider to SS&C DST, including all state permits and all activated Sales Feeds identified by the Investment Manager.

(ii)	File the Form D and amendments thereto with the Securities and Exchange Commission in the required format.

(iii)	File a copy of each applicable Fund’s Form D, and any applicable related forms, in all states and territories in which the Investment Manager has directed SS&C DST in writing to file.

(iv)	File a copy of each applicable Fund’s Form D/A to the extent required by each state and territory.

(v)	File applicable Fund’s sales and investor total information to the extent required by each state and territory.

(vi)	Invoice applicable Fund(s) for fees owed to each state and territory in accordance with procedures agreed upon in writing by SS&C and the Investment Manager.

(vii)	At the direction of the Investment Manager, make payments of state fees.

(viii)	Utilize the North American Securities Administrators Association’s Electronic Filing Depository (EFD) in any and all available states and territories.

(ix)	Review initial and/or additional subscriptions against existing filings to determine which states or territories may require copies of the Form D to be submitted.

2.	In connection with the Blue Sky Filing services, the Investment Manager shall:

(i)	Serve as liaison between the applicable Funds’ existing Blue Sky provider and SS&C DST to facilitate the conversion of the applicable Funds’ existing files and Sales Feeds to SS&C DST’s Blue Sky database.

(ii)	In the event Blue Sky services are being outsourced from the Investment Manager’s internal business unit, provide a project manager, or an individual to serve in such capacity, separate from the Investment Manager’s internal business unit currently performing Blue Sky work, to serve as SS&C DST’s primary contact for the duration of the Blue Sky conversion project.

(iii)	In the event Blue Sky services are being outsourced from the Investment Manager’s internal business unit, allow SS&C DST to establish the duration and project plan for the conversion project.

(iv)	With respect to each applicable Fund, determine the states and territories where the applicable Fund(s) will need to submit copies of the Form D.

(v)	Determine the applicability of any exemptions available in a state or territory.

(vi)	Facilitate the issuance of a limited power of attorney in favor of SS&C DST in the form set forth in Appendix I to Schedule A of the Existing Agreement in order that SS&C DST may submit filings on behalf of each applicable Fund.

(vii)	Notify SS&C DST in writing of any and all changes to existing Sales Feeds, the addition and activation of new Sales Feeds, and the termination of Sales Feeds.

(viii)	Serve as liaison with the applicable Funds’ custodian to facilitate the transmission of payments for invoiced filing fees.

(ix)	Provide SS&C DST a report listing initial or additional subscriptions, the frequency and format of which will be agreed upon by the parties.

(x)	Confirm to SS&C DST in writing the filing requirements for those states and territories that require paper filings.

(xi)	Provide SS&C DST the information necessary to complete the Form D.

(xii)	Approve in writing the draft From D before SS&C DST files with the Securities and Exchange Commission.

(xiii)	Provide the necessary authorization to the Securities and Exchange Commission for SS&C DST to file the Form D.

G.	Connectivity

1.	At Fund’s direction, SS&C will obtain, on Fund’s behalf, communication circuits connectivity between Fund’s locations and the SS&C facility for Fund to access and utilize the services (the details of such circuit will be outlined in a separately executed Proposal or Statement of Work). In such event, SS&C shall utilize communications network control and monitoring capabilities to assist Fund with the identification and resolution of any problems which appear to be related to the communications circuits obtained by SS&C on Fund’s behalf and will work with the communications vendor to reasonably resolve such problems. However, in no event shall SS&C be responsible for, and SS&C shall have no liability for, inadequacies or failures to perform related to or arising out of such communications circuits. For such SS&C provided communications, SS&C shall bill to Fund, as an additional expense, a fee which is made up of(a) an estimated allocation of the costs of the circuit(s) (based on average circuit costs for similar circuits), and related costs and expenses, and (b) an estimated allocation of the costs incurred by SS&C associated with supporting such SS&C provided connectivity, including equipment, network infrastructure, SS&C’s monitoring and problem resolution services described above, support and corporate overhead.

(i)	However, at Fund’s election, Fund may obtain for themselves the communication circuits connectivity. In such event, Fund shall be responsible for:

(a)	obtaining, providing and paying for the applicable costs of all communication circuits connectivity between Fund’s locations and the SS&C facility necessary for Fund to access and utilize the services;

(b)	the provision of communications network control and monitoring capabilities to identify and to resolve any problems (SS&C shall, as reasonably possible, assist Fund with the identification and resolution of problems with the Fund provided communication lines, to the extent SS&C has personnel available and free to do so and has access to information necessary to provide such assistance; provided it is Fund’s obligation to work with the communications vendor to resolve issues); and

(c)	a fee to SS&C (which will be outlined in a separately executed Proposal or Statement of Work) which is an estimated allocation of the costs incurred by SS&C associated with supporting Fund provided connectivity (including internal equipment, monitoring, corporate support, infrastructure and other services) as an additional expense.

H.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, SS&C:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of a Fund.

(iv)	Is not responsible for determining the valuation of a Fund’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of a Fund.

(vi)	Is not responsible for affecting any U.S. federal or state regulatory filings which may be required or advisable as a result of the offering of interests in a Fund except as specifically provided for herein.

(vii)	Is not a Fund’s tax advisor and does not provide any tax advice.

(viii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.	If SS&C allows a Fund, Investment Manager, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C and/or (ii) issue instructions to SS&C via web portals or other similar electronic mechanisms hosted or maintained by SS&C or its agents (“Web Portals”):

(i)	Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Fund and Investment Manager shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Fund or Investment Manager or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by Fund shall not be effective until SS&C has confirmed receipt and execution of such change.

(ii)	SS&C grants to each Fund and Investment Manager a limited, non-exclusive, non-transferable, non- sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. Each Fund and Investment Manager will ensure that any use of access to any Web Portal is in accordance with SS&C’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)	No Fund nor Investment Manager will (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the web portal. No Fund nor Investment Manager will remove (or instruct its agents to remove) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	SS&C reserves all rights in SS&C systems and in the software that are not expressly granted to a Fund or Investment Manager hereunder.

(v)	SS&C may discontinue or suspend the availability of any Web Portals at any time without prior notice for routine maintenance or otherwise; SS&C will endeavor to notify the Funds as soon as reasonably practicable of such action.

3.	Notwithstanding anything in this Agreement to the contrary, a Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of the Fund and are subject to review and approval by the Fund and the Fund’s auditors, or tax preparers, as applicable and SS&C bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C.

4.	SS&C shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon a Fund’s agreement in writing to separate fees in the event responding to such requests becomes, in SS&C’s sole discretion, excessive.

5.	Reports and information shall be deemed provided to a Fund if they are made available to the Fund online through SS&C’s portal.